Exhibit 10.1

APPOINTMENT AS A NON-EXECUTIVE DIRECTOR
OF CHINA GENGSHENG MINERALS, INC.

Date: July 1, 2013

Dear Mr. Friedland,

This letter confirms your appointment on July 1, 2013 as a Non-Executive Director of China Gengsheng Minerals Inc., a Nevada corporation (the “Company”) and the Chair of the Audit Committee under the Company's Board of Directors (the “Appointment”) and outlines the terms of the Appointment.

Appointment

1.	Subject to your consent to act as a Director of the Company, you will hold office from July 1, 2013 until you fail to be re-elected at an annual general meeting of the Company.

2.

Notwithstanding the other provisions of this letter, the Appointment may be terminated at any time by the Company in accordance with the relevant laws and regulations or the Company's by-laws, or upon your resignation. It is desirable that you resign by written notice to the Company's Chairman, reasonably forewarning of your intention to resign or to not seek re-election where that is possible, so that the Company can plan for succession of skills and experience on the Board. Upon such termination or resignation for any reason, you shall not be entitled to any damages for loss of office and no fee will be payable to you in respect of any unexpired portion of the term of the Appointment.

3.	During the Appointment you may also be asked to serve on one or more of other Board committees such as Compensation and/or Nomination Committees.

4.

You are considered to be an independent Non-Executive Director and will be identified as such in the annual report and other documentation. If circumstances change, and you believe that your independence may be in doubt, you should discuss this with the Chairman as soon as practicable.

Time commitment

5.

The Company anticipates a time commitment of not less than 15 days per year, but you are aware that the nature of the role makes it impossible to be specific about the time commitment. This will include attendance at regular and emergency Board meetings. You may also be required to attend regular meetings of any Board committee of which you are a member. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. Attendance of meetings may be in person or via phone.

6.	By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

Role

7.	As a Non-Executive Director you have the same general legal responsibilities to the Company as any other Director.

8.	The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs. The Board:

provides leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

sets the Company's values and standards and ensures that its obligations to its shareholders and others are understood and met.

9.	In addition to these requirements of all Directors, the role of the Non-Executive has the following key elements:

Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

Performance: Non-Executive Directors should scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

Risk: Non-executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

People: Non-executive Directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

10.	In addition, responsibilities of the Audit Committee as a whole shall include the following:

Preapprove audit and non-audit services;

Receive reports from auditor on critical accounting policies; receive reports from auditor on discussion with management on alternative GAAP, their effects, and the auditor's preference; receive reports from auditor on material communications with management. Auditor reports shall be delivered directly to the Audit Committee.

Oversee the auditor engagement, including engaging, compensation, and resolving disagreement with management on financial reporting.

Provide procedures to receive, retain, and treat complaints; provide procedures to confidentially handle employee complaints.

Compensation

11.

As a non-executive Director, you will be paid a base fee currently of USD 20,000 per annum. In addition, you will be paid a fee of USD 5,000 per annum for acting as Chair of the Audit Committee. Fees are payable quarterly, in either USD or equivalent RMB, with the first quarterly payment payable upon execution of this letter and will be deposited into your bank account, details of which you will provide to the Company.

12.	You will have no entitlement to any bonus during the Appointment and no entitlement to participate in any pension scheme operated by the Company.

13.

In the event that you cease to act as a Director and/or Chair of Audit Committee of the Company due to termination or resignation for any reason or failure to be re-elected, any compensation shall be paid on a pro- rata basis calculated based on the actual dates of serving the role(s).

Expenses

14.

In addition to the compensation described in Section 11 above, the Company will reimburse you for all reasonable and properly documented expenses you incur in performing your role, including but not limited to traveling, lodging, and reasonable meal expenses in the trips. You should submit any details of expenses incurred to the Company Secretary. The Company shall pay the reimbursed amount in cash or to your designated account no later than five (5) working days after presentation of reimbursement documents.

Indemnity and D&O Liability Insurance Coverage

15.

The Company will provide and maintain directors' and officers' (D&O) liability insurance coverage for you in respect of the period for which you are a director of the Company at such levels, for such risks and subject to such terms, and for such a period after you cease to be a director of the Company, as the Company provides and maintains such cover for its directors generally for each year thereafter, including such self insurance coverage as the Company makes available or obtains on behalf of itself or its directors. Terms of the D&O insurance shall be to your full satisfaction.

Confidential Information

16.

You agree that both during and after your time as a director of the Company, you will not use for your own or another's benefit or disclose or permit the disclosure of any confidential information about the Company, its suppliers, customers or other constituents, other than as appropriate in connection with the proper performance of your duties as a director or otherwise in accordance with prior authorization provided by the Company. Confidential information shall include, without limitation, all and any information, whether or not recorded, of the Company which you have obtained by virtue of your appointment and which (i) the Company regards as confidential, (ii) is apparently confidential by reason of its nature or the circumstances in which it comes to your knowledge, and/or (iii) in respect of which the Company is bound by any obligation of confidence to a third party. Confidential information may include, without limitation:

16.1 all and any information relating to results of operations, financial condition, plans and prospects, business methods, corporate plans, future business strategy, management systems, borrowing activities, possible transactions with other parties, possible restructuring, liquidity issues, litigation (pending or threatened), senior management changes, securities offerings, dividend policy, and maturing new business opportunities;

16.2 all and any information relating to research and/or development projects;

16.3 all and any information concerning the curriculum vitae, compensation details, work-related experience and other personal information concerning those employed or engaged by the Company;

16.4 all and any information relating to marketing or sales of any past, present or future product or service of the Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers, prospective suppliers, joint venture partners and prospective joint venture partners, including their identities, business requirements and contractual negotiations and arrangements with the Company;

16.5 all and any trade secrets, secret formulae, processes, inventions, design, know-how, research projects, technical specifications and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company and information concerning the intellectual property portfolio and strategy of the Company; and

16.6 any other information that a reasonable investor would consider important in making a decision to buy, hold or sell the Company's securities.

17.	The restrictions contained in the clause 16 above shall cease to apply to any confidential information which:

17.1 may (other than by reason of your breach of these terms) become available to the public generally; or

17.2 you are required to disclose by law, governmental rule or regulation (in which event you shall promptly notify the Company a reasonable period in advance of such disclosure).

Other directorships and business interests

18.

The Company acknowledges that you have business interests other than those of the Company and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as they become apparent.

Miscellaneous

19.	Nothing in this letter shall create the relationship of employee and employer between you and the Company.

20.	The agreement constituted by this appointment letter shall be governed by, and construed in accordance with laws of the State of Nevada.

21.

Both you and the Company irrevocably agree that the Courts of the State of Nevada shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this appointment letter and any matter arising therefrom.

22.

Both you and the Company irrevocably waive any right that you or the Company may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

Entire Agreement and Severability

23.

This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

24.	You confirm that:

24.1 in entering into the agreement constituted by this appointment letter you have not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this appointment letter; and

24.2 in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this appointment are under this appointment letter and, for the avoidance of doubt and without limitation, neither party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this appointment letter).

24.3 In the event that any part (including any sub clause or part thereof) of this appointment letter shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this appointment letter shall continue in full force and effect and, if necessary, both parties shall use their best endeavors to agree any amendments to the appointment letter necessary to give effect to the spirit of this appointment letter.

Language and Counterparts

25.	This appointment letter is written in English language. In case there are any discrepancies between the original English version and its Chinese translation, the English version shall apply.

26.	This appointment letter may be executed by facsimile and in counterparts, all of which taken together shall constitute one and the same instrument.

Waiver

27.

The failure of either party to insist upon strict performance of any of the terms in this appointment letter shall not constitute a waiver of any of its rights hereunder. Further, the waiver by either party of the breach of any provision of this appointment letter shall not operate or be construed as a waiver of any subsequent breach thereof.

Assignment

28.

The rights and benefits of the Company under this appointment letter shall be transferable and shall inure to the benefit of its successors and assigns. Your duties and obligations under this appointment letter are personal and therefore you may not assign any right or duty under this appointment letter without the prior written consent of the Company.

Yours sincerely,

/s/Shunqing Zhang
Shunqing Zhang, Chairman
for and on behalf of
China Gengsheng Minerals, Inc.

Jeffrey Friedland, hereby accept the terms of appointment set out in this letter.

/s/ Jeffrey Friedland

Date: July 1, 2013